Exhibit 99.1

Quanergy to Publicly List through a Business Combination with CITIC Capital Acquisition Corp. to democratize Smart LiDAR Solutions for the Automotive and IoT Markets

•	Quanergy, an industry-leading provider of LiDAR sensors and 3D perception software, has entered into a definitive business combination agreement with CITIC Capital Acquisition Corp. (NYSE: CCAC)

•	Upon closing, the combined company is expected to be listed on the New York Stock Exchange (NYSE) under the ticker symbol “QNGY”

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Anticipated pro forma net cash of approximately $278 million will be used to fully fund and accelerate Quanergy’s growth strategy, based on approximately $276 million in cash currently held in trust (assuming no public shareholders of CCAC exercise their redemption rights at the closing of the transaction) and the proceeds of a $40 million fully committed private placement investment of shares in Quanergy (the “PIPE”)

•	Quanergy’s 100% CMOS silicon solid state OPA technology is a game changer for the automotive industry, designed for industry-leading performance, reliability and cost

•	Pro forma implied equity value and enterprise value of the combined business is approximately $1.4 billion and $1.1 billion, respectively

•	The transaction is expected to close in the second half of 2021, subject to customary closing conditions

SUNNYVALE, CA / NEW YORK, NY (June 22, 2021) — Quanergy Systems, Inc. (“Quanergy”), a leading provider of next-generation solid state LiDAR sensors, and CITIC Capital Acquisition Corp. (NYSE: CCAC) (“CCAC”), announced today that they have entered into a definitive agreement, providing for a business combination that will result in Quanergy becoming a publicly-listed company.

Quanergy is a leading provider of next-generation optical phased array (“OPA”) technology focused on the automotive and Internet of Things (“IoT”) markets. Quanergy has over 350 customers and 40 partnerships worldwide, and has established a market leading position due to its integrated solution portfolio that matches best-in-class LiDAR sensors with highly accurate 3D perception software.

The LiDAR industry is at the cutting edge of innovations in sustainability. Quanergy meets CCAC’s stringent investment criteria, which focuses on New Mobility, Energy Efficiency and other Sustainability themed investments. Quanergy brings advanced technological capabilities, mass market scalability and a potentially transformative impact to the U.S., Asia and global markets.

Upon closing of the transaction, the combined company will be named Quanergy Systems, Inc. and is expected to be listed on the New York Stock Exchange (NYSE) under the ticker symbol “QNGY.” The transaction is expected to further elevate Quanergy’s position as an industry-leading LiDAR provider, by fully funding and accelerating the Company’s growth strategy.

The net proceeds from the proposed business combination will be used to further advance Quanergy’s growth strategy, including accelerating research and development, funding working capital, paying down all debt and establishing a currency for potential future acquisitions. With the addition of CCAC’s expertise and resources, Quanergy is expected to be optimally positioned as a market leader in the LiDAR sector.

“The market for data-rich 3D perception enabled by LiDAR has reached an inflection point of growth and scale. In the last 12 months, a vibrant public LiDAR sector has been established. With this proposed transaction, Quanergy will benefit from expanding investor interest in the LiDAR sector, while also providing additional growth capital to further scale our R&D investments to serve multiple new markets with more capable and cost efficient products,” said Dr. Kevin J. Kennedy, Quanergy Chairman and Chief Executive Officer. “Quanergy is excited to take the next step in our evolution as a public company to enable accelerating technological, product and commercial momentum. To democratize the LiDAR industry, providers need both semiconductor scale and software intelligence. Quanergy’s 100% CMOS OPA solid state technology and 3D perception software are poised to transform the automotive and IoT industries by driving down the cost of solutions while enabling powerful levels of automation and insights.”

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“Since its inception in 2012, Quanergy has developed revolutionary LiDAR technology and perception software that we believe are positioned for significant growth. We are excited to collaborate with Quanergy because the Company has game-changing technology for the automotive sector and is the only major LiDAR provider to harness the potential of OPA technology,” said Fanglu Wang, Chief Executive Officer of CCAC.

OPA is a Game-Changer for the Automotive Market

The automotive LiDAR TAM is expected to reach $10.6B by 2030, fueled by L3/L4 autonomy. To meet stringent automotive OEM requirements, LIDAR sensors need to be priced at less than $500, achieve at least 200 meters of range and meet very high-reliability requirements. First generation mechanical/MEMS LIDAR sensors and second generation digital/Flash sensors are challenged in one or multiple dimensions to achieve these objectives. Quanergy’s 100% CMOS silicon solid-state LiDAR based on OPA technology is designed to deliver industry-leading performance, reliability and cost for the automotive market.

OPA is the optical analog of phased array radar, a technology that has already achieved low-cost, large scale deployment in the automotive market. Quanergy’s OPA-based solid state LiDAR is designed to provide the following advantages:

•	High Reliability – with no moving parts at either the macro or micro scale, it is designed to operate reliably for over 100,000 hours on average

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Ultra Low Cost – since all OPA elements are integrated into a single silicon module, leveraging mature low-cost CMOS process technology, it can be produced at price points suitable for mass market deployments

•	Adaptive Zoom – with its unique software-defined peripheral vision functionality, Quanergy’s OPA-based solid state sensor can automatically zoom-in and zoom-out to focus on obstacles

•	Active Scanning – uniquely supports electronic beam steering for both horizontal and vertical scanning

After years of R&D investment, Quanergy has recently seen a significant acceleration in the performance of its solid state LiDAR technology, paving the way for potential commercial deployments in the automotive market.

Enabling the Next Generation of IoT Automation

The IoT LiDAR market is expected to reach $16.7B by 2030, driven by a diverse set of applications spanning the industrial automation, security, smart spaces and mapping sectors.

With over 350 customers and 40 partnerships, Quanergy has established a leading portfolio of LiDAR sensors and 3D perception software that enable automation and insights in mission-critical IoT applications.

Through this powerful hardware-software combination, Quanergy’s solutions are disrupting both legacy LiDAR vendors, with the ability to detect objects that are up to seven times smaller at longer range, as well as camera vendors, by offering much higher accuracy, zero privacy risk and up to 1/10th the cost.

To accelerate market traction in the IoT segment, Quanergy released 10 new products in 2020 covering the security, smart spaces and industrial automation segments.

Transaction Overview

The pro forma implied equity value of the combined business is $1.4 billion at the $10.00 per share PIPE subscription price. The pro forma implied enterprise value of the transaction is $1.1 billion. Pro forma net cash is estimated to be approximately $278 million, comprised of approximately $276 million of cash held in trust by CCAC (assuming no public shareholders of CCAC exercise their redemption rights at the closing of the transactions) and $40 million from a fully committed PIPE investment of shares in Quanergy. Net proceeds will be used to support new and existing growth initiatives.

Existing Quanergy shareholders are rolling 100% of their equity in this transaction. Pro forma for the transaction, existing Quanergy shareholders will own approximately 72% of the combined company, while CCAC public shareholders will own approximately 20%, with the remaining ownership being comprised of PIPE investors and CCAC founder shares.

The Boards of Directors of both Quanergy and CCAC have unanimously approved the proposed business combination, which is expected to be completed in the second half of 2021, subject to approval by CCAC’s shareholders and the satisfaction or waiver of other customary closing conditions set forth in the merger agreement. Additional information about the proposed transaction will be provided in a Current Report on Form 8-K to be filed by CCAC today with the U.S. Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

Advisors

Credit Suisse Securities (USA) LLC is serving as capital markets advisor to CCAC and sole placement agent on the PIPE offering. Raymond James & Associates, Inc. is serving as financial advisor to Quanergy. Cooley LLP is serving as legal advisor to Quanergy. White & Case LLP is serving as legal advisor to CCAC. Additionally, Davis Polk & Wardwell LLP is serving as legal counsel to Credit Suisse Securities (USA) LLC.

About Quanergy

Quanergy Systems’ mission is to create powerful, affordable smart LiDAR solutions for automotive and IoT applications to enhance people’s experiences and safety. Quanergy has developed the only true 100% solid state CMOS LiDAR sensor built on optical phased array (OPA) technology to enable the mass production of low-cost, highly reliable 3D LiDAR solutions. Through Quanergy’s smart LiDAR solutions, businesses can now leverage real-time, advanced 3D insights to transform their operations in a variety of industries including industrial automation, physical security, smart cities, smart spaces, and much more. Quanergy solutions are deployed by over 350 customers across the globe. For more information, please visit us at www.quanergy.com.

About CITIC Capital Acquisition Corp.

CITIC Capital Acquisition Corp. (NYSE: CCAC) is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. CCAC consummated its initial public offering and listed its units on the NYSE in February 2020. CCAC is sponsored by CITIC Capital Holdings Limited, an alternative investment management and advisory company, managing over USD36 billion of capital across 90 funds and investment products through its multi-asset class platform covering private equity, real estate, structured investment & finance, asset management, and special situations. CITIC Capital has over 150 portfolio companies that span 11 sectors and employ over 800,000 people around the world. For more information, visit http://www.spacbyccac.com.

Important Information about the Business Combination and Where to Find It

In connection with the proposed business combination, CCAC intends to file relevant materials with the SEC, including a registration statement on Form S-4, which will include a proxy statement/prospectus. CCAC urges its investors, shareholders and other interested persons to read, when available, the proxy statement/prospectus filed with the SEC and documents incorporated by reference therein because these documents will contain important information about CCAC, Quanergy and the proposed business combination. After the registration statement is declared effective by the SEC, the definitive proxy statement/prospectus and other relevant documents will be mailed to the shareholders of CCAC as of the record date established for voting on the proposed business combination and will contain important information about the proposed business combination and related matters. Shareholders of CCAC and other interested persons are advised to read, when available, these materials (including any amendments or supplements thereto) and any other relevant documents in connection with CCAC’s solicitation of proxies for the meeting of shareholders to be held to approve, among other things, the proposed business combination because they will contain important information about CCAC, Quanergy and the proposed business combination. Shareholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other relevant materials in connection with the transaction without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: CITIC Capital Acquisition Corp., 28/F CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong, Attention: Fanglu Wang, telephone: +852 3710 6888. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

CCAC, Quanergy and their respective directors and executive officers may be deemed participants in the solicitation of proxies from CCAC’s shareholders in connection with the proposed business combination. CCAC’s shareholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of CCAC in CCAC’s final prospectus filed with the SEC on February 12, 2020 in connection with CCAC’s initial public offering. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to CCAC’s shareholders in connection with the proposed business combination will be set forth in the proxy statement/prospectus for the proposed business combination when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination will be included in the proxy statement/prospectus that CCAC intends to file with the SEC. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of CCAC or Quanergy, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “project,” “anticipate,” “will likely result” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All statements, other than statements of present or historical fact included in this press release, including those regarding the terms of CCAC’s proposed business combination with Quanergy, CCAC’s ability to consummate the proposed transaction on the stated timeline, Quanergy’s use of proceeds from the proposed transaction, the benefits of the transaction, anticipated timing of the proposed business combination, and the combined company’s future performance relative to other LiDAR providers, the combined company’s strategy, operations, growth plans and objectives of management, the growth of the LiDAR sector, Quanergy’s time to market for LiDAR products, the projected size of the automotive LiDAR market and IoT LiDAR market, and the combined company’s future products are forward-looking statements. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the respective management of CCAC and Quanergy and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of CCAC or Quanergy. Potential risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed business combination or that the approval of the shareholders of CCAC or Quanergy is not obtained; the inability to complete the PIPE offering in connection with the business combination; failure to realize the anticipated benefits of the proposed business combination; risk relating to the uncertainty of the projected financial information with respect to Quanergy; the amount of redemption requests made by CCAC’s shareholders; the overall level of consumer demand for Quanergy’s products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the ability to maintain the listing of Quanergy’s securities on the New York Stock Exchange; the financial strength of Quanergy’s customers; Quanergy’s ability to implement its business strategy; changes in governmental regulation, Quanergy’s exposure to litigation claims and other loss contingencies; disruptions and other impacts to Quanergy’s business, as a result of the COVID-19 global pandemic and government actions and restrictive measures implemented in response; stability of Quanergy’s suppliers, as well as consumer demand for its products, in light of disease epidemics and health-related concerns such as the COVID-19 global pandemic; the impact that global climate change trends may have on Quanergy and its suppliers and customers; Quanergy’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, Quanergy’s information systems; fluctuations in the price, availability and quality of electricity and other raw materials and contracted products as well as foreign currency fluctuations; Quanergy’s ability to utilize potential net operating loss carryforwards; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks. The foregoing list of potential risks and uncertainties is not exhaustive. More information on potential factors that could affect CCAC’s or Quanergy’s financial results is included from time to time in CCAC’s public reports filed with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K as well as the other documents CCAC has filed, or will file, with the SEC, including a registration statement on Form S-4 that will include proxy statements/prospectus that CCAC intends to file with the SEC in connection with CCAC’s solicitation of proxies for the meeting of shareholders to be held to approve, among other things, the proposed business combination. If any of these risks materialize or CCAC’s or Quanergy’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither CCAC nor Quanergy presently know, or that CCAC and Quanergy currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect CCAC’s and Quanergy’s expectations, plans or forecasts of future events and views as of the date of this press release. Neither CCAC nor Quanergy gives assurance that either CCAC or Quanergy, or the combined company, will achieve its expectations. CCAC and Quanergy anticipate that subsequent events and developments will cause their assessments to change. However, while CCAC and Quanergy may elect to update these forward-looking statements at some point in the future, CCAC and Quanergy specifically disclaim any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing CCAC’s or Quanergy’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contacts:

Quanergy

For Investors and Media:

Enzo Signore

enzo.signore@quanergy.com

QuanergyPR@ICRinc.com

CITIC Capital Acquisition Corp.

For Investors and Media:

Cindy Tam

cindytam@citiccapital.com

+852 3710 6813

QuanergyIR@ICRinc.com

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